Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 of Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust to be filed on or about June 8, 2010 of our attestation report dated January 27, 2010, with respect to U.S. Bank National Association’s compliance with specified servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for its Corporate Trust Asset-Backed Securities Platform as of November 30, 2009, and for the period from December 1, 2008 through November 30, 2009, included in the Annual Reports (Form 10-K) of Discover Card Master Trust I and Discover Card Execution Note Trust for the year ended November 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Minneapolis, Minnesota

June 8, 2010